CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



Hudson Highland Group, Inc.
New York, New York


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-8 of our report dated February 12, 2003, relating to the Financial Statements of Hudson Highland Group, Inc. for the fiscal years ended December 31, 2002, 2001 and 2000, appearing in Hudson Highland Group, Inc.'s Form 10 filed March 14, 2003 and to the incorporation by reference of our report dated May 15, 2003 appearing in Hudson Highland Group, Inc.'s quarterly report on Form 10-Q for the quarter ended March 31, 2003, issued pursuant to the provision of Statement of Auditing Standards 100.


/s/ BDO Seidman, LLP

New York, New York
May 15, 2003